EXHIBIT 2.2
                                                                     -----------

                                 PROMISSORY NOTE
                        GUARANTEED BY GUARANTY AGREEMENT


$ 2,500,000                                             Dated: September 8, 2004

                                                          Sacramento, California

            1. For value received the undersigned, WESTERN POWER & EQUIPMENT CORPORATION., a Delaware corporation (hereinafter referred to as the "Maker"), hereby promises to pay to the order of BASALITE CONCRETE PRODUCTS, LLC, a Nevada limited liability company and the EDITH GREENBERG IRREVOCABLE TRUST, (hereinafter collectively referred to as the "Holder"), at 605 Industrial Way, Dixon, CA 95620, or at such other place or to such other party or parties as the Holder of this Promissory Note Guaranteed by Guaranty Agreement (the "Note"), may from time to time designate, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), together with interest from the date of this Note, as hereinafter provided:

                        a. The Note shall accrue interest at the rate of five percent (5 %) per annum, commencing on September 8, 2004 (the "Commencement Date"), and continuing on through April 7, 2006. Interest shall be calculated on the basis of a THREE HUNDRED SIXTY (360) day year for the exact number of days elapsed. Interest shall be due and payable monthly in arrears on the seventh
(7th) day of each month beginning on October 7th, 2004. Notwithstanding the foregoing, the Maker is not required to make any interest payments except as otherwise provided in subsection 1.b, below.

                        b. This Note shall be payable as follows:

                                    (1) TWO (2) installments of principal and
interest, the first (1st) of which is payable on the 7th day of the thirteenth
(13th) month following execution of this Note in the amount of TWO MILLION DOLLARS ($ 2,000,000), and the second (2nd) of which is payable on the 7th day of the nineteenth (19th) month following execution of this Note in the amount of the outstanding principal, accrued, and unpaid interest balance.

                        c. This Note is guaranteed by a Guaranty Agreement executed contemporaneously by ADVANCED MINERAL TECHNOLGY of NEVADA, INC., a Nevada corporation, in favor of Holder. The Note and Guaranty Agreement are collectively referred to as the "Loan Documents." Holder may declare the entire unpaid balance of this Note and all accrued interest thereon immediately due and payable upon the occurrence of any default as defined in the Loan Documents. If Holder fails to exercise its right to declare the whole sum of principal and interest to be due and payable upon occurrence of any of the events enumerated above, such failure shall not be deemed or construed as a waiver by Holder of such right. If Holder does consent to any such event, it shall not be estopped or deemed to have waived its right to declare the whole sum of principal and interest due and payable upon the occurrence of any other such event to which it did not give its prior express written consent. Holder shall not be estopped or deemed to have waived the rights hereby granted to it merely by passage of time following any unconsented-to event, nor shall Holder be charged with notice of any such event, unless Maker shall have notified Holder in writing of the occurrence of one or more of such events, including the date and parties involved in each such event.

            2. Each payment shall be applied first on the interest then due and the remainder on principal; and interest shall thereupon cease upon the principal so credited.

            3. While any default exists in the making of any of the payments, agreements or conditions of this Note, or any other event of default exists under the Loan Documents or other security, the undersigned recognizes that such default will result in a loss and cause additional expenses to be incurred by Holder in servicing the indebtedness evidenced herein by handling such delinquent payments and meeting its other financial obligations. Therefore, if any installment of principal and/or interest due hereunder is not paid within five (5) days of when it becomes due (and Holder does not accelerate this Note and charge additional interest as provided below), then a reasonable late charge in an amount equal to ten percent (10%) of the delinquent payment may be charged

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by Holder, at its option, for the purpose of defraying such loss and additional expense. If applicable law requires a lesser such charge, however, then the maximum charge permitted by such law may be charged by Holder for said purposes. Any late charge that accrues shall be due and payable thirty (30) days after the date the unpaid installment was due. Acceptance of any late payment shall not constitute a waiver of the late charge with respect to the overdue amount, and shall not prevent Holder from exercising any of the other rights and remedies available to Holder. This provision for imposition of a late charge is not intended to provide Maker with a grace period for making payments and shall not be construed as extending or rendering inessential the time for payment or performance set forth herein.

            4. Upon failure to make any payment under this Note when due, or upon failure to perform or observe any of the other covenants or conditions of this Note or upon the occurrence of any event of default under the Loan Documents, or of any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby, the entire unpaid principal and accrued interest under this Note shall at once become due and payable at the election of Holder, notice of such election being waived. During the existence of any such default Holder may apply payments received on any amounts due hereunder or under the Loan Documents or any other instrument now or hereafter evidencing or securing said indebtedness as Holder may determine in its sole discretion.

            In addition to the foregoing, Maker will immediately assign to Holder all rights, benefits and interest in and to the Mineral Lease with the Bureau of Land Management, a copy of which is attached hereto as Exhibit A and incorporated by this reference.

            5. Upon maturity (whether by acceleration or otherwise and without regard to Maker's right, if any, by law, contract or otherwise to reinstate this
Note), the entire unpaid principal sum, at the option of Holder, shall, unless and until reinstated as provided by applicable law, automatically bear interest (in place of the rate or rates hereinabove specified) at an annual interest rate equal to either fifteen percent (15%) per annum or the maximum permitted by law, whichever is less; provided, that interest at said rate shall not accrue if Holder, after acceleration as provided above, waives such acceleration and instead accepts payment of all principal then due with accrued interest at the regular rate, late charges on all installments not paid when due, and any applicable prepayment premium.

            6. If this Note is not paid when due, whether at maturity or by acceleration, or Maker breaches any term or condition of this Note, Maker promises to pay all costs of collection, including, but not limited to reasonable attorneys' fees, and all expenses incurred in connection with the protection or realization of any collateral or enforcement of any guaranty incurred by Holder on account of any such collection, whether or not suit is filed hereon or on any instrument granting a security interest or on any guaranty.

            7. The unpaid principal balance of this Note together with all interest accrued thereon may, at Maker's election, be prepaid without penalty at any time on three (3) days' notice to Holder.

            8. Maker expressly waives presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices of any kind; and expressly agrees that this Note, or any payment thereunder, may be extended from time to time without in any way affecting the liability of the Maker and endorsers hereof. To the fullest extent permitted by law the defense of the statute of limitations in any action on this Note is waived by the undersigned, as is trial by jury, and the right to interpose any set-off or counter-claim of any nature or description. Time for payment extended by law shall be included in the computation of interest. If any provision of this Note is found to be invalid or unenforceable such invalidity or unenforceability shall not affect or invalidate any remaining provisions of this Note or any other agreement among the parties hereto. This Note has been executed and delivered in the State of California, and shall be governed by and construed according to the laws of the State of California. The place of performance of this contract is Sacramento, California. In the event of litigation or arbitration, the exclusive venue and place of jurisdiction shall be in the County of Sacramento, State of California.

            9. No single or partial exercise of any power hereunder or under any Loan Document or other instrument now or hereafter securing this Note shall preclude other or further exercise thereof or the exercise of any other power. Holder shall at all times have the right to proceed against any portion of the security held herefor in such order and in such manner as Holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of Holder hereof in exercising any right hereunder or under any

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appurtenant deed of trust, security agreement or other instrument shall operate as a waiver of such right or of any other right under this Note. The release of any party liable under this Note shall not operate to release any other party liable hereon.

            10. All agreements between Maker and Holder are expressly limited so that in no contingency or event whatsoever including, without limitation, by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Documents or of any other security instrument or other agreement referred to herein at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such activity, and if from any circumstances Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such excessive amount shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Holder.

            11. This Note may from time to time be extended or renewed by Holder, with or without notice to Maker or any guarantor hereon, and any related right may be waived, exchanged, surrendered or otherwise dealt with, all without affecting the liability of Maker or any guarantor hereon.

            12. Principal, interest and all other sums due hereunder payable in lawful money of the United States.

            13. Any notices required to be given hereunder shall be given in writing and shall be either served personally or delivered by either registered or certified first class mail, postage prepaid and addressed to the following addresses:

            To Holder:

            Mr. Scott Weber
            Basalite Concrete Products, LLC
            605 Industrial Way
            Dixon, CA  95620

            To Maker:
            Attn: Dean McLain
            Western Power & Equipment Corporation
            6407-B N.E. 117th Avenue
            Vancouver, WA  98662


                                          MAKER:

                                          Western Power & Equipment Corporation
                                          a Delaware corporation

                                          By:  /s/ C. Dean McLain
                                               -------------------------
                                               C. DEAN MCLAIN
                                          Its: President


                                          By:  /s/ Mark Wright
                                               -------------------------
                                               MARC WRIGHT
                                          Its: Secretary


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                                    EXHIBIT A
                     BUREAU OF LAND MANAGEMENT MINERAL LEASE